Exhibit 5

                   [Cadwalader, Wickersham & Taft Letterhead]

April 8, 2002



OXiGENE, Inc.
321 Arsenal Street
Watertown, MA 02472

            Re:   OXiGENE, Inc. S-8
                  -----------------

Ladies and Gentlemen:

            We have acted as your counsel in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, dated as of April 8, 2002, relating to the registration of up to 345,053 shares of OXiGENE, Inc.'s ("the Company") common stock, par value $.01 per share (the "Shares"). The Shares represent the number of shares to be issued pursuant to a compensation award stock agreement entered into between you and one of your directors.

            In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Transaction Documents (as defined below) and such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to any facts material to such opinions that were not known to us, we have relied upon statements and representations of your officers and other representatives of the Company and of public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on your representations and others in connection with the preparation and delivery of this letter.

            In particular, we have examined and relied upon:

            1) the Restated Certificate of Incorporation of the Company, amended as of June 21, 1995, and November 15, 1996;

            2) the By-Laws of the Company, amended as of April 26, 1993;

            3) the resolutions of the Compensation Committee of the Board of Directors of the Company, dated as of October 30, 2001, approving the establishment of the compensation award program;

            4) the resolutions of the Board of Directors of the Company, dated as of November 7, 2001, ratifying the establishment of the compensation award program;

            5) the form of compensation award stock agreements for employee directors; and

            6) the Registration Statement.

Items 1 to 6 above are referred to in this letter as the "Transaction
Documents".

            We have also assumed (other than with respect to the Company) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments are valid, binding and enforceable obligations of such parties. As used herein, "to our knowledge", "known to us" or words of similar import mean the actual knowledge, without independent investigation, of any lawyer in our firm actively involved in the transactions contemplated by the Registration Statement.

            We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and, to the extent expressly referred to in this opinion letter, the federal laws of the United States of America. While we are not licensed to practice law in the State of Delaware, we have reviewed applicable provisions of the Delaware General Corporation Law as we have deemed appropriate in connection with the opinions expressed herein. Except as described, we have neither examined nor do we express any opinion with respect to Delaware law.

            Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in connection with the compensation award stock agreement described above, will be validly issued, fully paid and nonassessable.

            We are furnishing this letter to you solely for your benefit in connection with the transactions referred to herein. This letter is not to be relied upon, used, circulated, quoted or otherwise referred to by any other person or entity or for any other purpose without our prior written consent. In addition, we disclaim any obligation to update this letter for changes in fact or law, or otherwise.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby concede that we are within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the Rules and Regulations thereunder.

                                    Very truly yours,

                                    /s/ Cadwalader, Wickersham & Taft